Exhibit 3.1
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF CHESAPEAKE UTILITIES CORPORATION (as amended May 8, 2025)
Chesapeake Utilities Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:
1.The name of the Corporation is CHESAPEAKE UTILITIES CORPORATION. The date of filing the Corporation's original Certificate of Incorporation with the Secretary of State of the State of Delaware was November 12, 1947.

2.This Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”) restates and integrates and further amends the Certificate of Incorporation of the Corporation.

3.The text of the Certificate of Incorporation of the Corporation as amended or supplemented heretofore and herewith is hereby restated to read as herein set forth in full:
FIRST: The name of the Corporation is CHESAPEAKE UTILITIES CORPORATION.
SECOND: The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law as it now exists or may hereafter be amended and supplemented (the “DGCL”).

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is Seventy-Seven Million (77,000,000) shares, of which Seventy-Five Million (75,000,000) shares shall be Common Stock having a par value of $0.4867 per share, and Two Million (2,000,000) shares shall be Preferred Stock having a par value of $0.01 per share.

The express terms and provisions of the shares classified and designated as Preferred Stock, par value $0.01, are as follows:
A)General – Preferred Stock
(1) Authority to Issue in Series. The Board of Directors is authorized, subject to limitations prescribed by the General Corporation Law of the State of Delaware, to provide for the issuance of the Preferred Stock in series, and by filing a certificate pursuant to the General Corporation Law of the State of Delaware, to establish from time to time the number of shares to be included in such series, and to fix the designations, powers, preferences and relative, participating or other special rights of the shares of each such series, and the qualifications, limitations or restrictions thereof;

(2) Terms. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:
(a) The number of shares constituting that series and the distinctive designation of that series and the stated value thereof, if any, if different from the par value thereof;
(b) The dividends, if any, payable on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the preference, if any, or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of any class;

(c) Whether that series shall have voting rights or power, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;
(d) Whether or not that series shall have conversion or exchange privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date upon or date after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;
(g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of the shares of that series;

(h) The limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock or shares of stock of any other class or any other series of this class;

(i) The conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such series or of any other series of this class or of any other class; and

(j) Any other voting powers, designations, preferences, and relative, participating optional or other special rights, or qualifications, limitations or restrictions thereof, of the shares of such series; in each case, to the full extent now or hereafter permitted by the laws of the State of Delaware.

FIFTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend and repeal the Amended and Restated Bylaws of the Corporation (as amended and/or restated from time to time, the “Bylaws”) subject to the right of the stockholders of the Corporation to adopt, amend, and repeal the Bylaws.

SIXTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders, of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

SEVENTH: Meetings of stockholders may be held without the State of Delaware, if the Bylaws so provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be from time to time designated by the Board of Directors or in the Bylaws.

EIGHTH: The number of directors which shall constitute the whole Board of Directors of the Corporation shall be fixed from time to time by resolution of the Board of Directors provided that there shall be not fewer than five or more than fifteen directors. No decrease in the number of directors shall shorten the term of any incumbent director. Until the 2028 annual meeting of stockholders, the Board of Directors shall be divided into three classes designated as Class I, Class II and Class III. Each director elected or appointed prior to the 2026 annual meeting of stockholders shall continue to serve as a director for the term for which such director was elected or appointed. At the 2026 annual meeting of stockholders, the term of office of any Class III director shall expire and a successor to any Class III director shall be elected for a term expiring at the 2028 annual meeting of stockholders. At the 2027 annual meeting of stockholders, the term of office of any Class I director shall expire and a successor to any Class I director shall be elected for a term expiring at the 2028 annual meeting of stockholders. Starting at the election of directors at the 2028 annual meeting of stockholders, the Board of Directors shall cease to be classified and each director shall be elected for a term expiring at the next annual meeting of stockholders. For purposes of this Article EIGHTH, “2026 annual meeting of stockholders” shall mean the annual meeting of stockholders held following the fiscal year ended December 31, 2025; “2027 annual meeting of stockholders” shall mean the annual meeting of stockholders held following the fiscal year ended December 31, 2026; and “2028 annual meeting of stockholders” shall mean the annual meeting of stockholders held following the fiscal year ended December 31, 2027. The foregoing notwithstanding each director shall serve until such director’s successor shall have been duly elected and qualified or earlier death, resignation, disqualification, or removal.

A majority of the number of directors fixed by the Board of Directors shall constitute a quorum for the transaction of business and if at any meeting of the Board of Directors there shall be less than a quorum, a majority of those present may adjourn the meeting from time to time. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board of Directors unless a greater number be required by law or by the Certificate of Incorporation.

For so long as the Board of Directors remains classified pursuant to this Article EIGHTH, directors may be removed only for cause.
NINTH: In the event that it is proposed that the Corporation enter into a merger or consolidation with any other corporation and such other corporation or its affiliates singly or in the aggregate own or control directly or indirectly five percent (5%) or more of the outstanding shares of the Common Stock of the Corporation, or that the Corporation sell substantially all of its assets or business, the affirmative vote of the holders of not less than seventy-five percent (75%) of the total voting power of all outstanding shares of stock of the Corporation shall be required for the approval of any such proposal; provided, however, that the foregoing shall not apply to any such merger, consolidation or sale of assets or business which was approved by resolution of the Board of Directors of the Corporation prior to the acquisition of the ownership or control of five percent (5%) of the outstanding shares of the Corporation by such other corporation or its affiliates, nor shall it apply to any such merger, consolidation or sale of assets or business between the Corporation and another corporation fifty percent (50%) or more of the stock of which is owned by the Corporation. For the purposes hereof an "affiliate" is any person (including a corporation, partnership, trust, estate or individual) who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified; and “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

TENTH: No action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting and the power of stockholders to consent in writing to the taking of any action is specifically denied.

ELEVENTH: No director or officer of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. Any amendment, repeal or modification of this Article ELEVENTH, or the adoption of any provision of the Amended and Restated Certificate inconsistent with this Article ELEVENTH, shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article ELEVENTH to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

TWELFTH: The provisions set forth in Articles EIGHTH, NINTH, TENTH and here in Article TWELFTH, may not be repealed or amended in any respect unless such repeal or amendment is approved by the affirmative vote of the holders of not less than seventy-five percent (75%) of the total voting power of all outstanding shares of stock of the Corporation. Except as expressly provided in the preceding sentence, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

4.This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.
5.That the capital of said Corporation will not be reduced under or by reason of any amendment in this amended and restated Certificate of Incorporation.

IN WITNESS WHEREOF, said CHESAPEAKE UTILITIES CORPORATION has caused its corporate seal to be hereunto affixed and this Amended and Restated Certificate of Incorporation to be signed by Jeffry M. Householder, President and Chief Executive Officer and attested by James F. Moriarty, its Corporate Secretary, this 8th day of May, 2025.

Chesapeake Utilities Corporation

By:		/s/ Jeffry M. Householder
Jeffry M. Householder, President and Chief Executive Officer

(Corporate Seal)

Attest:

By:	/s/ James F. Moriarty
James F. Moriarty, Corporate Secretary